PROSPECTUS SUPPLEMENT NO. 3                     Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated May 6, 1998                       Registration No. 333-51897


                                  $885,500,000
                           NETWORKS ASSOCIATES, INC.
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Networks Associates, Inc. (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated May 6, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used herein but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures of the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                                         PRINCIPAL AMOUNT       PERCENTAGE          NUMBER OF         PERCENTAGE OF
                                             OF NOTES            OF NOTES       CONVERSION SHARES     COMMON STOCK
               NAME                      THAT MAY BE SOLD       OUTSTANDING    THAT MAY BE SOLD(1)    OUTSTANDING(2)
-------------------------------------    ----------------       -----------    -------------------    --------------
The Minnesota Mutual Life                  $ 4,500,000               *                25,614                *
Insurance Company

Toronto Dominion (New York), Inc.          $12,500,000               *                71,150                *

NationsBanc Montgomery Securities LLC      $17,750,000               *               101,033                *

Credit Suisse First Boston Corporation     $ 3,000,000               *                17,076                *

-------------
*    Less than 1%

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.692 shares of Common Stock per $1000 principal amount of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 71,718,576 shares of Common Stock outstanding as of March 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

                                  ------------

         For a discussion of certain factors that should be considered in connection with and investment in the securities offered hereby, see "Risk Factors" beginning on page 7 of the Prospectus.

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

            The date of this Prospectus Supplement is July 1, 1998.